Exhibit 99.1

[GRAPHIC OMITTED]     THE INTERPUBLIC GROUP OF COMPANIES, INC.
                      WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
                      1271 Avenue of the Americas, New York, N.Y. 10020



                  INTERPUBLIC REPORTS THIRD QUARTER EPS OF $.02
                                       ---
                  EARNINGS RESTATEMENT FINAL AT $181.3 MILLION
                                       ---
               NET NEW BUSINESS CONTINUES STRONG AT $730.2 MILLION
                                FOR THIRD QUARTER
                                       ---

NEW YORK, NY (November 19, 2002)--The Interpublic Group of Companies today reported net income of $7.5 million or $.02 per share for the three months ended September 30, compared to a net loss of $481.1 million or $1.30 per share in the year ago quarter. Third quarter results were lower than previously forecast due to unanticipated operating costs at McCann-Erickson. Results in both years included restructuring charges and other unusual items, which are discussed in detail in this release.

Revenue in the third quarter declined by 7.4% to $1.50 billion, compared to $1.62 billion in 2001. Organic revenue declined 5.2%, compared to 9.1% for the year to date. In constant dollars, revenue declined 6.1%.

The company also re-affirmed that it has finalized a $181.3 million restatement ($135.9 million net of tax) of previously issued quarterly and annual financial statements dating back to 1997 and prior. A later section of this release is devoted to a detailed discussion of the restatement.

"This has been a trying episode for our company. We have been diligent and thorough in our review process and are confident that we are taking the necessary steps to ensure the mistakes that led to the restatement do not recur," said John J. Dooner, Jr., Chairman and Chief Executive Officer.

"As you would expect, with the restatement behind us, we can now focus all of our energy where it belongs, on our clients and our people, as well as financial imperatives such as margin improvement and strengthening our balance sheet," added Mr. Dooner. "We are especially encouraged by the improvement in organic revenue in the third quarter, which we believe is a reflection of our strong new business performance since the beginning of the year."

Third Quarter Results

Operating profit was $74.4 million, compared to $135.0 million in the 2001 quarter, excluding non-recurring items. Adjusting for the change in goodwill amortization and restructuring and unusual items, the operating margin was 5.0% in the quarter, compared to 10.9% in 2001.

The operating margin was primarily depressed by unanticipated operating costs at McCann-Erickson, Interpublic's largest operating unit, and at Octagon Motor Sports. In addition, lower revenue at Octagon Motor Sports contributed to a second successive quarterly operating loss at that unit.

Sean F. Orr, Executive Vice President and Chief Financial Officer, said:
"Results for the third quarter are unacceptable. We are keenly focused on aligning our cost structure with the current and prospective revenue environment."

"It is worth noting, however, that in spite of our operating challenges, we generated positive free cash flow and continued to reduce debt this past quarter. Also, some of the costs incurred in the quarter are not reflective of our ongoing run rates."


Revenue Analysis

Components of the revenue change are detailed below:

                          Components of Revenue Change
                          ----------------------------

                                             3Q02          2002YTD
                                             ----          -------

Revenue Change                              (7.4%)         (10.3%)

        Effect of:

        Currency Translation                (1.3%)           0.1%
        Net Dispositions                    (0.3%)          (0.5)
        Merger-Related Losses               (0.6%)          (0.8%)

Organic Revenue Change                      (5.2%)          (9.1%)


New Business

Interpublic's agencies posted strong new business results in the third quarter of 2002, with $730.2 million of net new business won. The quarter saw two major multi-discipline wins, at Burger King and the United States Postal Service. Other major new account wins announced during the quarter included:

AmSouth Bank                                AXA Financial
Bally Total Fitness                         Bausch & Lomb
Fisher Price                                Friskies
Gillette                                    Merck
Ontario Tourism                             Ortho Procrit
Qwest Communications                        Vodaphone
Wendy's                                     Zenith Electronics

Interpublic noted that its strong new business performance continued into the fourth quarter, with significant new or additional assignments from Bank of America, Club Med, Levi Strauss, Merck, Novartis, Six Flags and Visa.


Revenue Mix

Domestic revenue, which constitutes 57% of the company's portfolio, declined 7.2% in the third quarter to $851.7 million. U.S. advertising and media revenue declined 7.9%, while other marketing services declined 6.2%.

International revenue fell 7.6% to $650.5 million, reflecting softness in Japan and certain Latin American markets and exacerbated by weaker foreign currencies. On a constant currency basis, international revenue declined 4.6%.


Revenue by Discipline

Advertising and media services, which contribute 57.9% of the company's revenue, fell 5.3% in the third quarter to $869.9 million.

Revenue from all other marketing activities declined 10.2% to $632.3 million. Marketing Intelligence revenue grew 10.5%, demonstrating the unit's resilience to difficult economic conditions. Marketing Communications revenue fell 16.2% to $400.4 million, including an 18% decline in public relations. Marketing Services revenue dropped 4%, principally reflecting continued difficulties at Octagon Motor Sports where lower attendance reversed the profitability of this year's British Grand Prix in July.


Octagon Motor Sports

Octagon Motor Sports consists of racing facilities in the United Kingdom and Hong Kong, acquired in 1999 and 2000. Interpublic placed Octagon under the management of its newly formed Sports and Entertainment Group this summer. Since that time, the management team of Octagon Motor Sports has been replaced.

In the third quarter of 2002, declining revenue and higher costs produced a pretax loss of $37.4 million at Octagon Motor Sports, or $.06 per share (after-tax). Through nine months, the pretax loss at Octagon Motor Sports totaled $58.4 million or $.10 per share (after-tax). The unit was profitable in 2001. Interpublic estimates that Octagon Motor Sports will lose $.15-.20 per share in 2002. As a result, the company continues to assess its strategic alternatives regarding its motor sports holdings.


Restructuring and Other Unusual Items

In the quarter, Interpublic recognized $12.1 million of expense to adjust accruals related to the company's 2001 restructuring program. Additional costs relate primarily to higher than estimated lease losses due to adverse real estate conditions in certain locations that have resulted in lower than anticipated sublease income.

In 2001, Interpublic undertook a restructuring program for a total cost of $645.6 million. Simultaneously, the company recognized a total of $303.1 million of charges related to impairment of goodwill and $35.4 million of miscellaneous operating assets that were no longer considered realizable. Together, these items reduced earnings by $532.1 million after taxes, or $1.44 per share in the third quarter of 2001. In addition, amortization of goodwill, which was required in 2001 but not 2002, reduced earnings by $35.2 million or $.09 per share.


Other Income and Expense

Interest expense declined to $36.7 million in the third quarter, from $46.9 million in the prior year, reflecting lower average debt balances and lower average rates. Interest income declined to $5.9 million from $6.5 million a year earlier. Interpublic also recorded non-operating income of $4.7 million in the third quarter, primarily related to a gain on the sale of an unconsolidated affiliate in the U. S. In the year-earlier quarter, a non-operating loss of $.6 million was recorded.


Income Taxes

The company estimates that its full year 2002 tax rate will be 41%, up from 38.9% as a result of reduced estimated annual earnings, primarily outside the U.S.


Balance Sheet

On September 30, 2002, Interpublic's total debt was $2.9 billion as compared to $3.1 billion in the prior year third quarter, representing a significant improvement in debt-to-capital ratio, from 64% to 57%.

The company's committed liquidity totaled approximately $1.4 billion at September 30th comprised of $800 million of available borrowing capacity and cash of $615 million.

As a result of the restatement and lower levels of profitability, the company has received waivers and amendments to be in compliance with its credit agreements.


Restatement of Prior Year Earnings

During the second and third quarters of 2002, the company identified a total of $181.3 million ($135.9 million, net of tax) in charges that related to prior periods. The total amount of charges has been recorded through a restatement of previously reported amounts.

As a result of a review undertaken surrounding the process of internally allocating certain overhead costs and reimbursable charges to operating units throughout the world the company identified and recorded $101.0 million of intracompany charges at McCann-Erickson WorldGroup. The charges were principally in Europe and had been included in accounts receivable and work-in-progress rather than being expensed.

In addition to the intracompany charges, the company identified an additional $36.3 million principally related to estimates of insurance proceeds not yet realized, specific write-offs of receivables and other costs that had been capitalized rather than being expensed. An additional $44.0 million at subsidiaries other than McCann was identified, the majority of which the company has concluded are related to understated liabilities dating to 1996 and prior at a subsidiary currently within The Partnership.

The company is in the process of terminating certain employees, implementing other personnel changes and strengthening certain control processes related to this matter.

As previously stated, the activity that led to the restatement had no impact on client funds, and the restatement does not affect the company's current cash position.
 A table summarizing the impact of restating the financial statements for the periods January 1, 1997 through June 30, 2002 is provided in Appendix #3 to this release.

The company has been informed by the Securities and Exchange Commission staff that it is conducting an informal inquiry into the matter. The company is cooperating fully with the inquiry.


Outlook and Guidance

Due to its poor third quarter performance, an uncertain revenue outlook, and previously mentioned operating costs at McCann-Erickson, the company no longer expects to meet its earlier earnings guidance of $.85-.90 per share for the year. The company nonetheless expects to generate positive free cash flow, and projects that it will further reduce its debt level by year-end.

Interpublic has not completed its budgeting and forecasting process for 2003, but the company indicated that its primary financial goals are to achieve additional debt reduction and a return to its historical profit margins.


Conference Call

Management will discuss third quarter results on a conference call beginning at 5 PM (EST) today. The call and a discussion outline can be accessed at the financial section of the company's website, www.interpublic.com. An audio archive of the discussion will remain available at the site for 30 days.

About Interpublic

The Interpublic Group is among the world's largest advertising and marketing organizations. Its five global operating groups are the McCann-Erickson WorldGroup, the Partnership, FCB Group, Interpublic Sports and Entertainment Group and Advanced Marketing Services. Major brands include Draft Worldwide, Foote Cone & Belding Worldwide, Golin/Harris, NFO WorldGroup, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

                                      # # #

Contact Information

Press:                                        Investors:
Philippe Krakowsky                            Susan Watson
(212) 399-8088                                (212) 399-8208

Cautionary Statement

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements in this document that are not historical facts, including statements about Interpublic's beliefs and expectations, particularly regarding recent business and economic trends, the impact of litigation, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of national and regional economic conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Interpublic's liquidity could be adversely affected if Interpublic is unable to access the capital markets or to negotiate successfully further amendments to its Revolving Credit Facilities or the Prudential Agreements by January 15, 2003. In addition, Interpublic could be adversely affected by developments in connection with the purported class actions and derivative suits that it is defending or the SEC informal inquiry relating to the restatement.

At any given time Interpublic may be engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by Interpublic. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of Interpublic's securities.

The success of recent or contemplated future acquisitions will depend on the effective integration of newly acquired businesses into Interpublic's current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

In addition, Interpublic's representatives may from time to time refer to "pro forma" financial information. Because "pro forma" financial information by its very nature departs from traditional accounting conventions, this information should not be viewed as a substitute for the information prepared by Interpublic in accordance with GAAP, including the balance sheets and statements of income and cash flow contained in Interpublic's quarterly and annual reports filed with the SEC on Forms 10-Q and 10-K.

Investors should evaluate any statements made by Interpublic in light of these important factors.

                                   Appendix 1
            THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                 THIRD QUARTER REPORT 2002 AND 2001 (UNAUDITED)
                   (Amounts in Millions Except per Share Data)


                                                            Three Months Ended September 30,
                                                   ------------------------------------------------
                                                                                  Excluding Non-
                                                       Actual Reported            Recurring Items      Excluding Non-
                                                                  2001                       2001      Recurring Items
                                                     2002      (Restated)       2002      (Restated)     % Variance
                                                  -----------------------     -----------------------  --------------
Revenue
  United States                                    $  851.7     $  918.0      $  851.7     $  918.0           (7.2)
  International                                       650.5        704.0         650.5        704.0           (7.6)
                                                   --------     --------      --------     --------         ------
Total Revenue                                       1,502.2      1,622.0       1,502.2      1,622.0           (7.4)

Operating Costs                                     1,426.1      1,479.6       1,426.1      1,444.2            1.3
Amortization of Intangible Assets                       1.7         42.8           1.7         42.8           96.0
Restructuring and Other Merger Related Costs           12.1        592.8            --           --             --
Goodwill Impairment & Other Charges                      --         81.7            --           --             --
                                                   --------     --------      --------     --------         ------
Operating Income                                       62.3       (574.9)         74.4        135.0          (44.9)
                                                   --------     --------      --------     --------         ------

Other Income (Expense)
     Interest Expense                                 (36.7)       (46.9)        (36.7)       (46.9)          21.7
     Interest Income                                    5.9          6.5           5.9          6.5           (9.2)
     Other Income (Loss)                                4.7         (0.6)          4.7         (0.6)         883.3
     Investment Impairment                             (4.9)       (48.2)         (4.9)          --             --
                                                   --------     --------      --------     --------         ------
Total Other Income (Expense)                           (31.0)      (89.2)        (31.0)       (41.0)         (24.4)
                                                   --------     --------      --------     --------         ------

Income (Loss) before Provision for Income Taxes        31.3       (664.1)         43.4         94.0          (53.8)

Provision for Income Taxes                             20.5       (185.9)         25.4         40.1           36.7
Net Equity Interests (a)                               (3.3)        (2.9)         (3.3)        (2.9)         (13.8)
                                                   --------     --------      --------     --------         ------

Net Income (Loss)                                  $    7.5     $ (481.1)     $   14.7     $   51.0          (71.2)
                                                   ========     ========      ========     ========         ======

Per Share Data:
     Basic EPS                                     $   0.02     $  (1.30)     $   0.04     $   0.14          (71.4)
     Diluted EPS                                   $   0.02     $  (1.30)     $   0.04     $   0.14          (71.4)
     Dividend per share - Interpublic              $  0.095     $  0.095      $  0.095     $  0.095             --

Weighted Average Shares:
     Basic                                           377.28       369.61        377.28       369.61
     Diluted                                         381.08       369.61        381.08       375.74


(a) Net equity interests is the net of equity in income of unconsolidated affiliates less net income attributable to minority interests of consolidated subsidiaries.

Note: Prior period amounts have been restated as discussed in the attached earnings release.

                                   Appendix 2
            THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED SUMMARY OF EARNINGS
                 THIRD QUARTER REPORT 2002 AND 2001 (UNAUDITED)
                   (Amounts in Millions Except per Share Data)


                                                             Nine Months Ended September 30,
                                                   -------------------------------------------------
                                                                                  Excluding Non-
                                                      Actual Reported            Recurring Items      Excluding Non-
                                                         (Restated)                 (Restated)        Recurring Items
                                                     2002          2001         2002         2001       % Variance
                                                  -----------------------     ----------------------  ---------------
Revenue
  United States                                    $2,550.7     $2,943.5      $2,550.7     $2,943.5          (13.3)
  International                                     1,984.2      2,113.1       1,984.2      2,113.1           (6.1)
                                                   --------     --------      --------     --------         ------
Total Revenue                                       4,534.9      5,056.6       4,534.9      5,056.6          (10.3)

Operating Costs                                     4,094.6      4,440.0       4,094.6      4,404.6            7.0
Amortization of Intangible Assets                       5.5        126.9          5.5         126.9           95.7
Restructuring and Other Merger Related Costs           12.1        645.6            --           --             --
Goodwill Impairment & Other Charges                      --        303.1            --           --             --
                                                   --------     --------      --------     --------         ------
Operating Income                                      422.7       (459.0)        434.8        525.1          (17.2)
                                                   --------     --------      --------     --------         ------

Other Income (Expense)
     Interest Expense                                (108.9)      (125.8)       (108.9)      (125.8)          13.4
     Interest Income                                   20.9         29.1          20.9         29.1          (28.2)
     Other Income (Loss)                               15.3         11.3          15.3         11.3           35.4
     Investment Impairment                            (21.1)      (208.3)        (21.1)          --             --
                                                   --------     --------      --------     --------         ------
Total Other Income (Expense)                          (93.8)      (293.7)        (93.8)       (85.4)          (9.8)
                                                   --------     --------      --------     --------         ------

Income (Loss) before Provision for Income Taxes       328.9       (752.7)        341.0        439.7          (22.4)

Provision for Income Taxes                            134.9       (141.8)        139.8        186.0           24.8
Net Equity Interests (a)                              (13.5)       (16.9)        (13.5)       (16.9)          20.1
                                                   --------     --------      --------     --------         ------
Net Income (Loss)                                  $  180.5     $ (627.8)     $  187.7     $  236.8          (20.7)
                                                   ========      ========     ========      ========        =======

Per Share Data:
     Basic EPS                                     $   0.48     $  (1.70)     $   0.50     $   0.64          (21.9)
     Diluted EPS                                   $   0.47     $  (1.70)     $   0.49     $   0.63          (22.2)
     Dividend per share - Interpublic              $  0.285     $  0.285      $  0.285     $  0.285             --

Weighted Average Shares:
     Basic                                           375.31       368.22        375.31       368.22
     Diluted                                         381.08       368.22        381.08       376.38

(a) Net equity interests is the net of equity in income of unconsolidated affiliates less net income attributable to minority interests of consolidated subsidiaries.

Note: Prior period amounts have been restated as discussed in the attached earnings release.

                                   Appendix 3
            The Interpublic Group of Companies, Inc. and Subsidiaries
                               Restatement Summary
                   (Amounts in Millions Except Per Share Data)



A. Years                                     2001         2000         1999         1998         1997
--------------------------------------------------------------------------------------------------------

Net income (loss) - as reported            $(505.3)      $420.3       $359.4       $374.2       $168.7
Adjustments                                  (22.1)       (23.2)       (19.2)       (12.4)       (16.7)
                                           -------       ------       ------       ------       ------
Net income (loss) - as restated             (527.4)       397.1        340.2        361.8       (152.0)
                                           =======       ======       ======       ======       ======

Earnings (loss) per share - as reported    $ (1.37)      $ 1.14       $ 0.99      $  1.04      $  0.49
Earnings (loss) per share - as restated    $ (1.43)      $ 1.07       $ 0.94      $  1.01      $  0.44


                                                         2001                          2002
                                           --------------------------------------------------------

B. Quarters                                    Q1         Q2         Q3           Q1         Q2
---------------------------------------------------------------------------------------------------

Net income (loss) - as reported             $ (28.8)   $(110.2)   $(477.5)     $  66.7     $117.0
Adjustments                                    (1.6)      (6.2)      (3.6)        (5.0)      (5.7)
                                            -------    -------    -------      -------     ------
Net income (loss) - as restated               (30.4)    (116.3)    (481.1)        61.7      111.3
                                            =======    =======    =======      =======     ======

Earnings (loss) per share - as reported     $ (0.08)   $ (0.30)  $  (1.29)     $  0.18    $  0.31
Earnings (loss) per share - as restated     $ (0.08)   $ (0.32)  $  (1.30)     $  0.16    $  0.29
